Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.Amgen.com
News Release

AMGEN ANNOUNCES VOTING RESULTS OF ANNUAL

MEETING OF STOCKHOLDERS

SEATTLE (May 20, 2011) - Amgen (NASDAQ: AMGN), today announced results of voting at the Company’s Annual Meeting of Stockholders, held at The Fairmont Olympic Hotel in Seattle, Wash. Approximately 86.32 percent of outstanding shares were represented at the meeting.

The director nominees David Baltimore, Frank J. Biondi, Jr., François de Carbonnel, Vance D. Coffman, Rebecca M. Henderson, Frank C. Herringer, Gilbert S. Omenn, Judith C. Pelham, J. Paul Reason, USN (Retired), Leonard D. Schaeffer, Kevin W. Sharer and Ronald D. Sugar were each reelected to Amgen’s Board of Directors, each receiving a majority of ‘For’ votes of the votes cast. With the reelection of these directors, Amgen currently has 12 directors.

With approximately 98.54 percent of ‘For’ votes of the votes cast, stockholders ratified Ernst & Young as Amgen’s independent registered public accountants for the year ending Dec. 31, 2011.

Stockholders approved an advisory vote, commonly known as “Say-on-Pay.” The non-binding proposal gives shareholders the opportunity to endorse or not endorse executive pay programs and policies. Say-on-Pay received approximately 55.58 percent of the votes cast ‘For’ the proposal. In connection with this advisory vote, stockholders voted that executive compensation should be voted on annually at 89.37 percent of the votes cast.

Stockholders approved a nonbinding resolution recommending that the Company take steps to permit shareholders to act by the written consent of the majority of shares outstanding. The proposal received approximately 50.19 percent of votes cast ‘For’ the proposal and approximately 38.10 percent of the votes outstanding ‘For’ the proposal.

About Amgen

Amgen discovers, develops, manufactures, and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com.

Amgen Announces Voting Results of Annual Meeting of Stockholders

Forward Looking Statements

This release contains forward-looking statements that are based on management’s current expectations and beliefs. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements regarding: Amgen’s intention to initiate a quarterly common stock dividend; the planned repurchase of our common stock; the planned return of capital to stockholders; expected payout ratios; the anticipated revenues of our products, including Prolia and XGEVA; our business strategy and future capital position; estimates of dividend distributions, stock repurchases, revenues, operating margins, capital expenditures, cash or other financial metrics in any current or future period; expected legal, arbitration, political, regulatory or clinical results or practices; customer and prescriber patterns or practices; reimbursement activities and outcomes; and other such estimates and results. Forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those described, including those risks discussed below and more fully described in the Securities and Exchange Commission (SEC) reports filed by Amgen, including Amgen’s most recent annual report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K. Unless otherwise noted, Amgen is providing this information as of May 20, 2011 and expressly disclaims any duty to update information contained in this presentation.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market products worldwide, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and worldwide trends toward managed care and healthcare cost containment as well as legislation affecting pharmaceutical pricing and reimbursement. Our research, development, testing, pricing, marketing and other operations are subject to extensive regulation by government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit our ability to repurchase our common stock or the ability of the Amgen Inc. Board of Directors to declare a dividend.

Contact: Amgen, Thousand Oaks

Christine Regan: 805-447-5476 (media)

Arvind Sood: 805-447-1060 (investors)